Exhibit 99.1

       Healthaxis Announces Third Quarter 2007 Operating Results

            Operating Loss Improves over the Second Quarter

    IRVING, Texas--(BUSINESS WIRE)--Oct. 25, 2007--Healthaxis Inc. (NASDAQ: HAXS), an innovative provider of technology-enhanced, integrated business process solutions and services, including claims and benefit administration applications, web-enabled software solutions and outsourced claims related services for health benefit administrators and health insurance claims processors, reported financial results today for the three- and nine-month periods ending September 30, 2007.

    Third Quarter 2007 Financial Highlights

    -- Revenues for the third quarter of 2007 were $3.9 million, as compared to revenues of $4.4 million for the third quarter of 2006. Transaction fee revenue and BPO service revenue declined primarily due to the previously disclosed loss of a customer acquired by a larger organization, plus the continuing shift in the healthcare industry from paper claims to a higher volume of electronic claims. Professional services revenues were slightly lower than the prior year period and revenues from ASP license fees were relatively unchanged.

    -- The net loss for the third quarter of 2007 was $320,000 (net loss of $0.04 per share), compared to net income of $317,000 (net income of $0.04 per share) for the third quarter of 2006. The 2006 period benefited from the reversal of a $324,000 contingent tax liability following the expiration of its statute of limitations. Operating expenses for the 2007 period were lower due to operational improvements and cost control in areas such as variable labor, salaries and benefits, telecommunications and other costs. These improvements were somewhat obscured by reduced capitalization of $244,000 for customer implementations and software development in the third quarter of 2007 compared to the same period of the prior year now that a significant customer implementation has been completed. Depreciation and amortization expense was $284,000 and $288,000 for the quarters ended September 30, 2007 and 2006, respectively. Non-cash equity compensation expense was $55,000 and $21,000 for the quarters ended September 30, 2007 and 2006, respectively.

    -- The net loss for the third quarter of 2007 is an improvement of $103,000 ($0.01 per share) versus the second quarter of 2007. Similar to the year-over-year comparisons, the improvement primarily reflects the combination of multiple incremental cost reductions, partially offset by a reduction in capitalized implementation and development costs.

    Year-to-Date 2007 Financial Highlights

    -- Revenues for the first nine months of 2007 were $12.1 million, as compared to revenues of $12.4 million for the same period of 2006. Revenues from ASP license fees increased due to an overall increase in the number of customer lives on our systems as additions from new customers offset a decrease from some existing customers. Transaction fee revenue and BPO service revenue declined due to the aforementioned loss of the customer acquired by a larger organization and the continuing shift in the healthcare industry from paper claims to a higher volume of electronic claims. Professional services revenues increased due in large part to new customers added in the past year.

    -- The net loss for the nine months ended September 30, 2007 was $805,000 ($0.10 per share) compared to $411,000 ($0.06 per share) for the same period of 2006. As previously discussed, the 2006 period benefited from the reversal of a $324,000 contingent tax liability following the expiration of its statute of limitations. Operating expenses for the 2007 period were lower due to operational improvements and cost control in areas such as variable labor, salaries and benefits, telecommunications and other costs. These improvements were also obscured by reduced capitalization of $560,000 for customer implementations and software development for the first nine months of 2007 compared to the same period of the prior year. Depreciation and amortization expense was $840,000 and $823,000 for the nine months ended September 30, 2007 and 2006, respectively. Non-cash equity compensation expense was $246,000 and $62,000 for the nine month periods ended September 30, 2007 and 2006, respectively.

    Review and Outlook

    Commenting on the Company's third quarter results, John M. Carradine, the Company's President and Chief Executive Officer said:
"The third quarter net loss was an improvement over the second quarter, and we remain focused upon a target of achieving consistent profitability. As you would expect, we continuously review every aspect of our cost structure looking for operational improvements and cost reductions and the reduction in third quarter operating expenses shows that we are making steady progress. And while keeping costs under control is critical, growing revenue remains a high priority to us. The loss of one of our BPO customers this year due to its acquisition has been disappointing and has had a noticeable impact on our financial results. Nonetheless, we have a healthy pipeline of prospects with needs ranging from front-end BPO services to Ultimate TPA or similar full-service capabilities. We continue to receive very positive feedback for our unique best shore capability, whereby we provide BPO services wherever the customer chooses from on-shore to near-shore to off-shore. We have added new customers in the last year and are pleased to see the progress these customers are making and the positive press they are receiving. We also look for ways to help our existing customers grow and provide additional services to their customers which can lower their medical costs or provide a more comprehensive and consumer-directed set of services. This will make them more successful and in turn benefit us. We are also reviewing ways to move into other aspects or niches of the healthcare industry where our deep domain expertise, full range of services, and technological flexibility could create a growth opportunity for us."

    About Healthaxis Inc.

    Healthaxis (NASDAQ: HAXS) is an innovative provider of healthcare payer solutions. By combining technology and services Healthaxis can deliver value to payers and their customers. The company offers fully integrated business process outsourcing and claims administration systems that incorporate advanced technology solutions. Healthaxis' technology is time tested, scalable and offered on an ASP basis. The Smart Front End(R) enables payers the ultimate flexibility in network re-pricing delivering to their legacy system a fully edited, clean, pre-priced claim to ensure the highest levels of auto adjudication. Healthaxis' claims administration systems technology solutions provide an end to end cost competitive solution for all sizes of payers: enrollment, data capture, administration, claims, customer service, print distribution and web services. With its Best Shore capability Healthaxis can offer competitive, high quality BPO services in four locations - Dallas, Texas; Castle Dale, Utah; Montego Bay, Jamaica and Jaipur, India. For information on Healthaxis products and services, call (800) 519-0679 or visit their website at www.healthaxis.com.

    Forward-looking statements:

    Statements that are not purely historical facts, including without limitation statements about anticipated or expected future revenue and performance, constitute forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1934, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include without limitation the risks and uncertainties identified in our documents filed with, or furnished to, the Securities and Exchange Commission, including those identified under the caption "Risk Factors" in our most recently filed Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on forward-looking statements.

                   Healthaxis Inc. and Subsidiaries
           Condensed Consolidated Statements of Operations
     (In thousands, except share and per share data) (Unaudited)

                        Three Months Ended        Nine Months Ended
                           September 30,            September 30,
                         2007        2006         2007        2006
                      ----------- -----------  ----------- -----------
Revenues              $    3,853  $    4,354   $   12,067  $   12,386
Expenses:
   Cost of revenues        3,354       3,507       10,249      10,292
   Sales and
    marketing                193         283          676         976
   General and
    administrative           582         559        1,840       1,800
                      ----------- -----------  ----------- -----------
Total operating
 expenses                  4,129       4,349       12,765      13,068
                      ----------- -----------  ----------- -----------
Operating income
 (loss)                     (276)          5         (698)       (682)
Interest and other
 income (expense),
 net                         (41)        (12)         (98)        (53)
Provision for income
 taxes                        (3)        324           (9)        324
                      ----------- -----------  ----------- -----------
Net income (loss)     $     (320) $      317   $     (805) $     (411)
                      =========== ===========  =========== ===========

                      ----------- -----------  ----------- -----------
Net income (loss) per
 share of common
 stock                $    (0.04) $     0.04   $    (0.10) $    (0.06)
                      =========== ===========  =========== ===========
   (basic and
    diluted)

Weighted average
 common shares used
 in computing net
 income (loss) per
 share
   Basic               8,287,128   7,721,689    8,234,728   6,649,675
   Diluted             8,287,128   8,883,018    8,234,728   6,649,675


                   Healthaxis Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets
     (In thousands, except share and per share data) (Unaudited)

                                                  Sept. 30,  Dec. 31,
                                                    2007       2006
                                                  ---------  ---------
Assets
   Cash and cash equivalents                       $  2,356   $  3,362
   Accounts receivable, net                           3,039      2,943
   Other current assets                                 628        544
                                                  ---------  ---------
   Current assets                                     6,023      6,849
   Property, equipment and software, net              1,415      1,550
   Goodwill                                          11,276     11,276
   Other assets                                       1,412      1,643
                                                  ---------  ---------
   Total assets                                    $ 20,126   $ 21,318
                                                  =========  =========
Liabilities and stockholders' equity
   Current liabilities                             $  4,230   $  5,294
   Long-term debt                                       965        454
   Other long-term liabilities                        1,211      1,248
   Stockholders' equity                              13,720     14,322
                                                  ---------  ---------
   Total liabilities and stockholders' equity      $ 20,126   $ 21,318
                                                  =========  =========

    CONTACT: Healthaxis Inc.
             Ron Herbert, CFO, 972-443-5000
             rherbert@healthaxis.com